UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [    ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement.
[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[ ]	Definitive Proxy Statement.
[ X ]	Definitive Additional Materials.
[ ]	Soliciting Material Pursuant to § 240.14a-12.

ROCHDALE INVESTMENT TRUST
ROCHDALE ALTERNATIVE TOTAL RETURN FUND, LLC
ROCHDALE CORE ALTERNATIVE STRATEGIES FUND, LLC
ROCHDALE CORE ALTERNATIVE STRATEGIES FUND TEI, LLC
ROCHDALE CORE ALTERNATIVE STRATEGIES MASTER FUND, LLC
ROCHDALE STRUCTURED CLAIMS FIXED INCOME FUND, LLC
ROCHDALE INTERNATIONAL TRADE FIXED INCOME FUND
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

February 28, 2013

Dear Shareholder,

We are pleased to announce that Rochdale Investment Management’s (“Rochdale”) SEC registered closed-end funds and Rochdale Investment Trust (Rochdale’s family of open-end mutual funds) will be making a few changes in the coming months.

First, the closed-end funds will be electing six new members (for a total of eight members) to the Boards of Directors (the “Boards”). We believe the addition of the new members to the Boards will be beneficial to the overall management of the funds due to their respective professional backgrounds, experience, and expertise.

Second, Rochdale Investment Trust will be merging with City National Bank’s mutual fund family, the CNI Charter Funds. After careful consideration, we believe that consolidating the two fund families will eliminate duplicate efforts, increase efficiencies, and is projected to reduce the total operating expense of each fund. Additionally, the name of the Rochdale Funds will change in the short-term to be incorporated with the CNI Charter Fund’s family name. We also anticipate that the entire CNI Charter Fund family, inclusive of the Rochdale Funds, will officially change its Fund family name to reflect the name of the combined firm at some point in the second quarter.

We are very excited about these upcoming changes as they truly represent two great firms coming together.

We anticipate both changes to become effective March 28, 2013 at a Special Meeting of the shareholders. Pursuant to your Investment Advisory agreement and as part of our service to our clients, we will be voting on your behalf in favor of these changes, unless you elect to vote your shares directly.

You do not need to take any action if you want us to cast an affirmative vote on your behalf. For your reference, we have posted a copy of the proxies on the Rochdale website (News & Updates Section) as well as enclosed frequently asked questions and the fund prospectus. Should you need further clarification or you would prefer to vote your proxy yourself, please contact the client service team at 800-245-9888 or info@rochdale.com. As always, if you have any additional questions, please contact your portfolio manager or advisor.

We deeply appreciate your longstanding support and thank you for the opportunity to serve your wealth management needs.

Sincerely,

Gregg Giaquinto, Esq.
Executive Vice President – Operations & Compliance
Chief Compliance Officer – RIM Securities

570 Lexington Ave. New York, NY 10022 | 800-245-9888 | www.rochdale.com | info@rochdale.com
SAN FRANCISCO | ORLANDO | DALLAS | RICHMOND

Rochdale Funds Proxy
Frequently Asked Questions

1.	Why are six new members being added to the Boards of Directors (“the Boards”) for the Rochdale closed-end funds?

As previously announced, Rochdale Investment Management (“Rochdale”), the Adviser to the closed-end funds, was acquired by City National Bank (“City National”). Similar to Rochdale, City National has a family of funds, the CNI Charter Funds. As part of the ongoing integration, the Boards concluded that adding the additional members would be beneficial to the overall management of the funds. This is due to their respective professional backgrounds, experience, and expertise.

2.	Why are Rochdale Investment Trust (Rochdale’s family of open-end mutual funds) and CNI Charter Funds being consolidated?

After careful consideration, Rochdale believes that consolidating the two fund families will eliminate duplicate efforts, increase efficiencies, and is projected to reduce the total operating expense of each fund.

3.	Will the consolidation of the fund families lead to higher fees and expenses?

No. After careful analysis and fund comparisons, the pro forma net expense ratio for the Class N Shares of each CNI Charter Fund is projected to be less than the current expense ratio of the corresponding Rochdale Fund.

4.	Will the name of each fund change?

Yes. Please see list below.

Current Name	New Name
Rochdale Dividend & Income Portfolio	CNI Charter Dividend & Income Fund
Rochdale Intermediate Fixed Income Portfolio	CNI Charter Intermediate Fixed Income Fund
Rochdale Fixed Income Opportunities Portfolio	CNI Charter Fixed Income Opportunities Fund
Rochdale Emerging Markets Portfolio	CNI Charter Emerging Markets Fund

5.	Why are the fund names changing now? Will they change again?

As a result of the merger, the name of each fund will change in the short-term to be incorporated with the CNI Charter Fund’s family name. We anticipate that the entire CNI Charter Fund family, inclusive of the Rochdale Funds, will officially change its Fund family name to reflect the name of the combined firm at some point in the second quarter.

6.	Will the tickers for the funds change?

No, the ticker for each fund will remain the same.

570 Lexington Ave. New York, NY 10022 | 800-245-9888 | www.rochdale.com | info@rochdale.com
SAN FRANCISCO | ORLANDO | DALLAS | RICHMOND

7.	Will the investment objective or principal investment strategies of the funds change?

No, each fund will have the same investment objective and substantially similar principal investment strategies.

8.	Will there be any tax consequences as a result of the consolidation of fund families?

No, this change does not have any tax implications.